CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated January 25, 2011 for the TANAKA Growth Fund (the Fund), a series of the TANAKA Funds, Inc., and to all references to our firm included in or made a part of this Post Effective Amendment No. 13 under the Securities Act of 1933 and Amendment No. 14 under the Investment Company Act of 1940 to TANAKA Funds, Inc. Registration Statement on Form N-1A (Files No. 811-08683 and 033-47207), including the references to our firm under the heading “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm”  in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

March 30, 2011